UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2007

SCHIMATIC CASH TRANSATIONS NETWORK.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30544	88-0415947
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

330 East Warm Springs Road Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

(702) 361-3624
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported by Schimatic Cash Transactions Network.com, Inc., a Nevada corporation (the “Registrant”), on April 6, 2006 (the “Conversion Date”), Registrant and Phoenix Technology Holding Incorporated, a Turks and Caicos Islands company (“Phoenix”), entered into an Exclusive License Agreement (the “Agreement”), which provides for Phoenix’s use, reproduction, manufacture, distribution, sale, and otherwise commercial exploitation of the Company’s patented loyalty technology (the “Technology”).

As part of the Agreement, Phoenix assumed Registrant’s debt in the approximate amount of Eight Million Two-Hundred Thousand Dollar ($8,200,000) as evidenced by the Secured Convertible Promissory Note dated April 6, 2006 (the “Promissory Note”). On or about July 27, 2007 (the ”Conversion Date”), Phoenix exercised its rights according to the Agreement to convert the balance of the Promissory Note of $3,187,109 into 63,742,180 shares of the Registrant’s common stock, which were issued to Phoenix effective as of the Conversion Date.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective July 25, 2007, the Registrant’s Board of Directors approved the filing with the Nevada Secretary of State of a Certificate of Change Pursuant to NRS 78.209 authorizing an increase in the capital stock of the Registrant’s common stock from 500,000,000 to 600,000,000 shares.

The forgoing description is qualified in its entirety by reference to the full text of the Certificate of Change Pursuant to NRS 78.209, a copy of which is being filed as Exhibit 99.1 to this Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Title of Document	Location

99.1	Certificate of Change Pursuant to NRS 78.209	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHIMATIC CASH TRANSATIONS NETWORK.COM, INC.

Date: July 24, 2007	By	/s/ Bernard McHale
Bernard McHale, Director

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